Bunge Reports Second Quarter 2020 Results

St. Louis, MO - July 29, 2020 - Bunge Limited (NYSE:BG) today reported second quarter 2020 results.

•	Q2 GAAP EPS of $3.47 vs. $1.43 in the prior year; $3.88 vs. $1.52 on an adjusted basis
•	Core Agribusiness and Food & Ingredients businesses generated strong results
•	Agribusiness earnings improved on excellent execution; results also benefited from ~$380 million of timing differences related to expected Q1 reversals and new mark-to-market gains
•	Edible Oils performed better than expected
•	Increasing full-year earnings outlook to reflect better than expected Q2

➢	Overview

Greg Heckman, Bunge’s Chief Executive Officer, commented, “Bunge had an outstanding second quarter, with strong performance across all of our core businesses while maintaining a sharp focus on the safety of our team. Our execution against committed crush capacity and coordination of trade flows was exceptional. We realized the benefit from our risk management decisions in the first half of this year and earned new business with our focus on innovation and our collaborative approach with customers. We generated strong cash flow while being disciplined in our approach to capital allocation, and continued to execute on our key priorities. These results would be strong in any environment, let alone a pandemic, and we couldn’t be more proud of the resilience and commitment of our team.”

1

➢	Financial Highlights

	Quarter Ended June 30,		Six Months Ended June 30,
US$ in millions, except per share data	2020	2019	2020	2019
Net income attributable to Bunge	$516	$214	$332	$259

Net income per common share-diluted	$3.47	$1.43	$2.14	$1.71

Certain (gains) and charges (d)	$0.44	$0.09	$0.46	$0.19
Adjustment of redeemable noncontrolling interest (e)	$(0.03)	$—	$0.07	$—
Adjusted Net income per common share-diluted (c)	$3.88	$1.52	$2.67	$1.90

Core Segment EBIT (a) (c)	$943	$283	$885	$507
Certain (gains) & charges (d)	—	4	—	13
Adjusted Core Segment EBIT (c)	$943	$287	$885	$520

Corporate and Other EBIT (c)	$(120)	$76	$(182)	$22
Certain (gains) & charges (d)	66	10	71	15
Adjusted Corporate and Other EBIT (c)	$(54)	$86	$(111)	$37

Non-core Segment EBIT (b) (c)	$(85)	$(5)	$(135)	$(24)
Certain (gains) & charges (d)	—	2	—	3
Adjusted Non-core Segment EBIT (c)	$(85)	$(3)	$(135)	$(21)

Total Segment EBIT (c)	$738	$354	$568	$505
Total Certain (gains) & charges (d)	66	$16	$71	$31
Adjusted Total Segment EBIT (c)	$804	$370	$639	$536

(a)	Core Segment EBIT is comprised of the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Ediblie Oils Products, Milling Products and Fertilizer reportable segments
(b)	Non-core Segment EBIT is comprised of Bunge’s Sugar & Bioenergy reportable segment EBIT.
(c)	Core Segment earnings before interest and tax (“Core Segment EBIT”); Adjusted Core Segment EBIT; Corporate and Other EBIT; Adjusted Corporate and Other EBIT; Non-core Segment EBIT; Adjusted Non-core Segment EBIT; Total Segment EBIT; Adjusted Total Segment EBIT, and Adjusted Net income per common share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.
(d)	Certain (gains) & charges included in Total Segment EBIT. See Additional Financial Information for detail.
(e)	Retained earnings charge associated with an adjustment to the carrying amount of the redeemable noncontrolling interest recorded in respect of our 70% ownership interest in Loders. See Note 6 for details.

2

➢	Second Quarter Results

Core Segments

Agribusiness

	Quarter Ended		Six Months Ended
US$ in millions, except per share data	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Volumes (in thousand metric tons)	38,035	34,009	71,335	68,438

Net Sales	$6,810	$7,068	$13,139	$13,987

Gross Profit	$885	$312	$874	$542

Selling, general and administrative expense	$(114)	$(125)	$(220)	$(238)

Foreign exchange gains (losses)	$30	$(10)	$17	$(19)

Income (loss) from affiliates	$18	$7	$25	$14

Segment EBIT	$843	$209	$716	$350
Certain (gains) & charges	—	2	—	10
Adjusted Segment EBIT	$843	$211	$716	$360

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$2	$—	$10
Certain (gains) & charges, Earnings Per Share	$—	$0.01	$—	$0.06

Agribusiness Summary

Higher Agribusiness results in the quarter reflected strong execution throughout the value chains, particularly in managing risk, committed crush capacity and global trade flows.

Oilseeds (5)

	Quarter Ended		Six Months Ended
US$ in millions, except per share data	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Oilseeds EBIT	$544	$173	$392	$280
Certain (gains) & charges	—	1	—	9
Adjusted Oilseed EBIT	$544	$174	$392	$289

In Oilseeds, higher soy processing results were driven by higher margins in South America, Europe and Asia, partially offset by lower margins in North America. Softseed processing results were higher in all regions. We carried into the second quarter a mark-to-market balance of approximately $295 million of previously reported timing losses related to forward oilseed processing contracts and hedges against sales to our downstream Edible Oils customers. As anticipated, approximately $155 million of these timing losses reversed in the second quarter upon executing a portion of these contracts. In addition, as a result of a decrease in global crush margins and the recovery in global vegetable oil prices during the quarter, we benefited from new mark-to-market gains of approximately $145 million. This reduced our carryforward balance on open contracts to a net gain of less than $10 million, which is expected to reverse in the coming quarters. Higher results in trading and distribution were driven by increased margins and favorable positioning.

3

Grains (5)

	Quarter Ended		Six Months Ended
US$ in millions, except per share data	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Grains EBIT	$299	$36	$324	$70
Certain (gains) & charges	—	1	—	1
Adjusted Grains EBIT	$299	$37	$324	$71

Results in Grains improved in most areas of the business. Origination benefited from increased farmer selling in Brazil with the rise of local prices caused by the devaluation of the Brazilian real. North America origination also showed improvement. Higher results in trading and distribution were driven by improved margins and favorable positioning. Ocean Freight also had a strong quarter, driven by excellent execution, as well as approximately $75 million of gains from the reversal of mark-to-market timing primarily related to bunker fuel hedges that negatively impacted the first quarter.

Edible Oil Products

	Quarter Ended		Six Months Ended
US$ in millions, except per share data	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Volumes (in thousand metric tons)	2,279	2,328	4,628	4,637

Net Sales	$2,128	$2,206	$4,452	$4,445

Gross Profit	$146	$141	$274	$290

Selling, general and administrative expense	$(88)	$(93)	$(182)	$(176)

Foreign exchange gains (losses)	$(4)	$(3)	$3	$(1)

Income (loss) from affiliates	$—	$—	$—	$—

Segment EBIT	$51	$43	$97	$102
Certain (gains) & charges	—	—	—	1
Adjusted Segment EBIT	$51	$43	$97	$103

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$—	$—	$1
Certain (gains) & charges, Earnings Per Share	$—	$—	$—	$0.01

Edible Oil Products Summary

Early in the quarter, we observed a steep drop in foodservice and biofuel demand due to COVID-19-related lockdowns and restrictions. As the quarter developed, refinery margins improved driven by increased demand from food processor and consumer retail channels along with a partial recovery in foodservice and biofuel demand. This margin improvement, combined with share growth with new customers and lower costs, resulted in higher earnings in all regions.

4

Milling Products

	Quarter Ended		Six Months Ended
US$ in millions, except per share data	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Volumes (in thousand metric tons)	1,127	1,113	2,275	2,218

Net Sales	$381	$430	$797	$856

Gross Profit	$51	$41	$97	$89

Selling, general and administrative expense	$(22)	$(25)	$(48)	$(51)

Foreign exchange gains (losses)	$1	$1	$—	$3

Income (loss) from affiliates	$—	$—	$—	$—

Segment EBIT	$30	$25	$48	$47
Certain (gains) & charges	—	2	—	2
Adjusted Segment EBIT	$30	$27	$48	$49

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$1	$—	$1
Certain (gains) & charges, Earnings Per Share	$—	$0.01	$—	$0.01

Milling Products Summary

Higher results in Brazil, primarily driven by increased food processor and consumer retail demand, as well as decreased costs, more than offset lower results in North America, which was negatively impacted by business mix.

5

Fertilizer

	Quarter Ended		Six Months Ended
US$ in millions, except per share data	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Volumes (in thousand metric tons)	375	305	551	501

Net Sales	$117	$108	$171	$177

Gross Profit	$22	$11	$31	$16

Selling, general and administrative expense	$(3)	$(4)	$(7)	$(7)

Foreign exchange gains (losses)	$—	$—	$—	$—

Income (loss) from affiliates	$—	$—	$—	$—

Segment EBIT	$19	$6	$24	$8
Certain (gains) & charges	—	$—	$—	$—
Adjusted Segment EBIT	$19	$6	$24	$8

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings Per Share	$—	$—	$—	$—

Fertilizer Summary

Higher segment results reflected improved performance in our Argentine operation, which benefited from higher margins and volumes as farmers accelerated purchases in anticipation of higher local prices.

6

Corporate and Other

	Quarter Ended		Six Months Ended
US$ in millions, except per share data	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Gross Profit	$1	$3	$1	$11

Selling, general and administrative expense	$(119)	$(80)	$(183)	$(148)

Foreign exchange gains (losses)	$—	$—	$1	$1

Other income (expense) - net	$(2)	$153	$(1)	$158

Income (loss) from affiliates	$—	$—	$—	$—

Segment EBIT (a)	$(120)	$76	$(182)	$22
Certain (gains) & charges	66	10	71	15
Adjusted Segment EBIT	$(54)	$86	$(111)	$37

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$66	$9	$69	$12
Certain (gains) & charges, Earnings Per Share	$0.44	$0.06	$0.46	$0.09

(a) Corporate and Other Segment EBIT is comprised of:

•	Corporate: loss of $(56) for the quarter ended June 30, 2020, and loss of $(70), including $10 of certain (gains) and charges, for the quarter ended June 30, 2019; loss of $(126), including $5 of certain (gains) and charges for the six months ended June 30, 2020 and loss of $(140), including $15 of certain (gains) and charges, for the six months ended June 30, 2019.
•	Other: loss of $(64), including $66 of certain (gains) and charges, for the quarter ended June 30, 2020 and $146 for the quarter ended June 30, 2019; loss of $(56), including $66 of certain (gains) and charges, for the six months ended June 30, 2020 and $162 for the six months ended June 30, 2019.

Corporate and Other Summary

Corporate items generally include salaries and overhead for corporate functions, and Other generally comprises the results of Bunge Ventures and the Company’s securitization, captive insurance and other activities. Total adjusted Segment EBIT for Corporate and Other was comprised of $(56) million from Corporate and $2 million from Other for the quarter ended June 30, 2020. This compares to $(60) million from Corporate and $146 million from Other, which reflected our investment in Beyond Meat, for the prior year period.

7

Non-core Segments

Sugar & Bioenergy

	Quarter Ended		Six Months Ended
US$ in millions, except per share data	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Volumes (in thousand metric tons)	62	828	148	1,644

Net Sales	$26	$284	$76	$569

Gross Profit	$—	$4	$2	$1

Selling, general and administrative expense	$—	$(8)	$(1)	$(20)

Foreign exchange gains (losses)	$—	$1	$—	$(2)

Income (loss) from affiliates	$(85)	$(1)	$(136)	$(1)

Segment EBIT	$(85)	$(5)	$(135)	$(24)
Certain (gains) & charges	—	2	—	3
Adjusted Segment EBIT	$(85)	$(3)	$(135)	$(21)

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$1	$—	$3
Certain (gains) & charges, Earnings Per Share	$—	$0.01	$—	$0.02

Sugar & Bioenergy Summary

Segment results for this quarter, which are non-cash, reflect our share of the results of the 50/50 joint venture with BP. By contrast, second quarter 2019 reflected our 100 percent ownership of the Brazilian sugar and bioenergy operations that we contributed to the joint venture in December 2019. Additionally, results of the joint venture are reported on a one-month lag.

Lower results in the quarter were primarily driven by approximately $70 million of foreign exchange translation losses on U.S. dollar denominated debt of the joint venture due to depreciation of the Brazilian real. Also contributing to the decline in earnings were lower Brazilian ethanol prices driven by the drop in global oil prices.

Cash Flow

	Six Months Ended
	June 30, 2020	June 30, 2019
Cash used for operating activities	$(1,502)	$(1,083)
Proceeds from beneficial interest in securitized trade receivables	748	547
Cash used for operating activities, adjusted	$(754)	$(536)

Cash used by operations in the six months ended June 30, 2020 was $1,502 million compared to cash used of $1,083 million in the same period last year. Adjusting for the proceeds from beneficial interest in securitized trade receivables, cash used by operating activities was $754 million compared with cash used by operating activities of $536 million in the prior year. This increase in cash used by operations was primarily driven by increased purchases of readily marketable inventory.

8

Income Taxes

For the six month period ended June 30, 2020, income tax expense was $113 million. Adjusting for notable items, the effective tax rate was approximately 22%.

➢	COVID-19 Update

Bunge continues to take proactive steps to protect the health and safety of its employees, their families and the communities in which it operates. Through an internal task force, the Company closely monitors developments related to the pandemic and provides guidance to its facilities worldwide. Each of Bunge’s facilities around the globe is taking steps to respond to COVID-19 based on the nature of its operations and the actions being taken by local governments. The Company has restricted travel, upgraded the cleaning practices at its facilities and offices, implemented remote work arrangements for teammates wherever possible, reduced staffing in its production facilities and instituted social distancing measures.

Numerous countries around the globe, including places where Bunge operates production facilities or maintains offices, have implemented shelter-in-place or stay-at-home orders. While many of these countries have subsequently eased these orders, some have re-instated shelter-in-place or stay-at-home orders, and other countries are expected to follow suit if the virus continues to spread. In locations where such orders are in place, Bunge has been deemed an essential or life-sustaining operation. To date, the Company has not seen a significant disruption in its supply chain, has been able to mitigate logistics and distribution issues that have arisen, and substantially all of its facilities around the world have continued to operate at or near normal levels. Bunge continues to monitor governmental actions that could limit or restrict the movement of agricultural commodities or products or otherwise disrupt physical product flows.

The Company’s strong balance sheet and access to committed capital will continue to be important in allowing it to reliably serve customers and continue to operate its global platform while protecting the health and safety of its employees. At the end of the second quarter of 2020, Bunge had $277 million in cash and short-term investments on hand and $3.6 billion of its $4.3 billion of committed credit lines were unused and available. It also continues to have access to the capital markets at a competitive cost of funds.

9

➢	Outlook

We are increasing our full-year 2020 EPS outlook to reflect our stronger than expected second quarter results.

In Agribusiness, based on first half results, the current market environment and forward curves, our full-year results will be higher than our previous guidance, as well as last year’s results.

In Edible Oils we expect modest improvement compared to our previous outlook. Despite a stronger than expected second quarter, the business will likely continue to face headwinds from COVID-19. Expected results in Milling continue to be in line with last year.

The Company expects the following for 2020: an adjusted annual effective tax rate in the upper end of the range of 19% to 23%; net interest expense of approximately $230 million; capital expenditures in the range of $375 to $400 million; and depreciation and amortization of approximately $400 million.

The outlook of the sugar and bioenergy joint venture has declined from the previous forecast to reflect the impact of foreign exchange volatility in the first half of the year.

➢	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Wednesday, July 29, 2020 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial 1 (844) 735-3666. If you are located outside the United States or Canada, dial +1 (412) 317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Events and presentations” in the “Investors” section of the company’s website. Select “Q2 2020 Bunge Limited Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on July 29, 2020, continuing through August 29, 2020. To listen to it, please dial 1 (877) 344-7529 in the United States, 1 (855) 669-9658 in Canada, or +1 (412) 317-0088 in other locations. When prompted, enter confirmation code 10146198. A replay will also be available in “Past events” at “Events and presentations” in the “Investors” section of the company’s website.

➢	About Bunge Limited

Bunge (www.bunge.com, NYSE: BG) is a world leader in sourcing, processing and supplying oilseed and grain products and ingredients. Founded in 1818, Bunge’s expansive network feeds and fuels a growing world, creating sustainable products and opportunities for more than 70,000 farmers and the consumers they serve across the globe. The company is headquartered in St. Louis, Missouri and has almost 25,000 employees who stand behind more than 350 port terminals, oilseed processing plants, grain silos, and food and ingredient production and packaging facilities around the world.

10

➢	Website Information

We routinely post important information for investors on our website, www.bunge.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following important factors, among others, could cause actual results to differ from these forward-looking statements: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business, fluctuations in energy and freight costs; competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional economic, agricultural, financial and commodities market, political, social and health conditions; the impacts of pandemic outbreaks, including COVID-19; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement, operational excellence and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies and environmental, tax and biofuels regulation; our capital allocation plans, funding needs and financing sources; changes in foreign exchange policy or rates; the outcome of our portfolio rationalization initiatives; the effectiveness of our risk management strategies; our ability to attract and retain executive management and key personnel; operational risks, including industrial accidents, natural disasters and cybersecurity incidents; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Ruth Ann Wisener Bunge Limited 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Limited 914-272-0297 news@bunge.com

11

➢	Additional Financial Information

Certain gains and (charges), quarter-to-date

The following tables provide a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and total segment EBIT for the three month periods ended June 30, 2020 and 2019.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT (1)
Quarter Ended June 30,	2020	2019	2020	2019	2020	2019

Core Segments:	$—	$(3)	$—	$(0.02)	$—	$(4)
Agribusiness	$—	$(2)	$—	$(0.01)	$—	$(2)
Severance, employee benefit, and other costs	—	(2)	—	(0.01)	—	(2)

Milling Products	$—	$(1)	$—	$(0.01)	$—	$(2)
Impairment charges	—	(8)	—	(0.06)	—	(11)
Gain on arbitration settlement	—	7	—	0.05	—	9

Corporate and Other:	$(66)	$(9)	$(0.44)	$(0.06)	$(66)	$(10)
Severance, employee benefit, and other costs	—	(7)	—	(0.05)	—	(8)
Acquisition and integration costs	—	(2)	—	(0.01)	—	(2)
Commercial claim provision	(66)	—	(0.44)	—	(66)	—

Non-core Segment:	$—	$(1)	$—	$(0.01)	$—	$(2)
Sugar & Bioenergy	$—	$(1)	$—	$(0.01)	$—	$(2)
Severance, employee benefit, and other costs	—	—	—	—	—	(1)
Sugar restructuring charges	—	(1)	—	(0.01)	—	(1)

Total	$(66)	$(13)	$(0.44)	$(0.09)	$(66)	$(16)

Core Segments

Agribusiness

EBIT for the quarter ended June 30, 2019 included $2 million of other program costs related to the Global Competitiveness Program (GCP), included in Selling, general and administrative expenses (SG&A).

Milling Products

EBIT for the quarter ended June, 2019 includes an impairment charge of $11 million and a gain from an arbitration settlement of $9 million in the U.S.

Corporate and Other

EBIT for the quarter ended June 30, 2020 included a $66 million charge primarily related to a provision against an aged receivable dating from 2015 that is now deemed uncollectable as part of an anticipated legal settlement. For this matter $51 million was recorded in SG&A and $15 million was recorded in Other income and expense.

12

EBIT for the quarter ended June 30, 2019 included GCP related charges of $8 million of severance and other employee benefit costs, which were included in SG&A, and $2 million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan, which were also included in SG&A.

Non-core Segment

Sugar & Bioenergy

EBIT for the quarter ended June 30, 2019 included charges related to the GCP of $1 million for other program costs, all of which was included in SG&A, and restructuring charges of $1 million recorded in Cost of goods sold (COGS).

13

Certain gains and (charges), year-to-date

The following tables provide a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and total segment EBIT for the six month periods ended June 30, 2020 and 2019.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT (1)
Six Months Ended June 30,	2020	2019	2020	2019	2020	2019

Core Segments:	$—	$(12)	$—	$(0.08)	$—	$(13)
Agribusiness	$—	$(10)	$—	$(0.06)	$—	$(10)
Severance, employee benefit, and other costs	—	(4)	—	(0.02)	—	(4)
Impairment charges	—	(6)	—	(0.04)	—	(6)

Edible Oil Products	$—	$(1)	$—	$(0.01)	$—	$(1)
Acquisition and integration costs	—	(1)	—	(0.01)	—	(1)

Milling Products	$—	$(1)	$—	$(0.01)	$—	$(2)
Impairment charges	—	(8)	—	(0.06)	—	(11)
Gain on arbitration settlement	—	7	—	0.05	—	9

Corporate and Other:	$(69)	$(12)	$(0.46)	$(0.09)	$(71)	$(15)
Severance, employee benefit, and other costs	(3)	(10)	(0.02)	(0.08)	(5)	(13)
Acquisition and integration costs	—	(2)	—	(0.01)	—	(2)
Commercial claim provision	(66)	—	(0.44)	—	(66)	—

Non-core Segment:	$—	$(3)	$—	$(0.02)	$—	$(3)
Sugar & Bioenergy	$—	$(3)	$—	$(0.02)	$—	$(3)
Severance, employee benefit, and other costs	—	—	—	—	—	—
Sugar restructuring charges	—	(3)	—	(0.02)	—	(3)

Total	$(69)	$(27)	$(0.46)	$(0.19)	$(71)	$(31)

Core Segments

Agribusiness

EBIT for the six months ended June 30, 2019 included $4 million for other program costs related to the GCP, included in SG&A, and $6 million PP&E impairment charge related to a crush facility in China, included in COGS.

Edible Oil Products

EBIT for the six months ended June 30, 2019 included $1 million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan (Loders), included in SG&A.

Milling Products

EBIT for the three and six month periods ended June, 2019 included an impairment charge of $11 million and a gain from an arbitration settlement of $9 million, in the U.S.

14

Corporate and Other

EBIT for the six month period ended June 30, 2020 included a $66 million charge primarily related to a provision against an aged receivable dating from 2015 that is now deemed uncollectable as part of an anticipated legal settlement. For this matter $51 million was recorded in SG&A and $15 million was recorded in Other income and expense.

EBIT for the six months ended June 30, 2019 included GCP related charges of $11 million of severance and other employee benefit costs and $2 million for other program costs, all of which were included in SG&A, and $2 million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan, which were also included in SG&A.

Non-core Segments

Sugar & Bioenergy

EBIT for the six months ended June 30, 2019 includes includes charges related to the GCP of $1 million for other program costs and a credit of $1 million for the adjustment of previously recorded severance and other employee benefit costs, all of which was included in SG&A, and restructuring charges of $3 million recorded in COGS.

15

➢	Consolidated Earnings Data (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(US$ in millions, except per share data)	2020	2019	2020	2019
Net sales	$9,462	$10,096	$18,635	$20,034
Cost of goods sold	(8,357)	(9,584)	(17,356)	(19,085)
Gross profit	1,105	512	1,279	949
Selling, general and administrative expenses	(346)	(335)	(641)	(640)
Foreign exchange gains (losses)	27	(11)	21	(18)
Other income (expense) – net	27	181	20	205
Income (loss) from affiliates	(67)	6	(111)	13
EBIT attributable to noncontrolling interest (a) (2)	(8)	1	—	(4)
Total Segment EBIT (1)	738	354	568	505
Interest income	6	7	13	14
Interest expense	(62)	(88)	(139)	(163)
Income tax (expense) benefit	(168)	(60)	(113)	(98)
Noncontrolling interest share of interest and tax (a) (2)	2	1	3	1
Income (loss) from continuing operations, net of tax	516	214	332	259
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income (loss) attributable to Bunge (2)	516	214	332	259
Convertible preference share dividends	(9)	(9)	(17)	(17)
Adjustment of redeemable noncontrolling interest	5	—	(10)	—
Net income (loss) available to Bunge common shareholders - basic and diluted	$512	$205	$305	$242
Add back convertible preference share dividends (b)	9	9	17	—
Net income (loss) available to Bunge common shareholders - diluted	$521	$214	$322	$242

Net income (loss) per common share diluted attributable to Bunge common shareholders	$3.47	$1.43	$2.14	$1.71
Weighted–average common shares outstanding - diluted (b)	150	150	151	142

(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined, represent consolidated Net (income) loss attributable to noncontrolling interests on a U.S. GAAP basis of presentation.
(b) Approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the six months ended June 30, 2019. Accordingly, the related convertible preference share dividends were excluded from Net income (loss) available to Bunge common shareholders - diluted for the six months ended June 30, 2019.

16

➢	Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(US$ in millions)	2020	2019
Assets
Cash and cash equivalents	$277	$320
Trade accounts receivable, net	1,526	1,705
Inventories (4)	6,007	5,038
Assets held for sale	296	72
Other current assets	3,362	3,113
Total current assets	11,468	10,248
Property, plant and equipment, net	3,714	4,132
Operating lease assets	776	796
Goodwill and other intangible assets, net	1,074	1,194
Investments in affiliates	565	827
Other non-current assets	962	1,120
Total assets	$18,559	$18,317

Liabilities and Equity
Short-term debt	$1,535	$771
Current portion of long-term debt	522	507
Trade accounts payable	2,602	2,842
Current operating lease obligations	220	216
Liabilities held for sale	150	4
Other current liabilities	2,467	2,255
Total current liabilities	7,496	6,595
Long-term debt	3,980	3,716
Non-current operating lease obligations	503	539
Other non-current liabilities	974	1,040
Total liabilities	12,953	11,890
Redeemable noncontrolling interest	397	397
Total equity	5,209	6,030
Total liabilities, redeemable noncontrolling interest and equity	$18,559	$18,317

17

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(US$ in millions)	2020	2019
Operating Activities
Net income (loss) (2)	$329	$262
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Impairment charges
Foreign exchange (gain) loss on net debt	(107)	38
Depreciation, depletion and amortization	217	294
Deferred income tax (benefit)	50	3
Impairment charges	1	22
Other, net	197	8
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(99)	(106)
Inventories	(1,308)	5
Secured advances to suppliers	(218)	(120)
Trade accounts payable and accrued liabilities	75	(503)
Advances on sales	(84)	(169)
Net unrealized (gain) loss on derivative contracts	3	(214)
Margin deposits	(90)	121
Marketable securities	62	(272)
Beneficial interest in securitized trade receivables	(761)	(521)
Other, net	231	69
Cash provided by (used for) operating activities	(1,502)	(1,083)
Investing Activities
Payments made for capital expenditures	(127)	(265)
Proceeds from investments	238	213
Payments for investments	(226)	(277)
Settlement of net investment hedges	66	(39)
Proceeds from beneficial interest in securitized trade receivables	748	547
Payments for investments in affiliates	(2)	(6)
Other, net	31	12
Cash provided by (used for) investing activities	728	185
Financing Activities
Net borrowings (repayments) of short-term debt	805	1,138
Net proceeds (repayments) of long-term debt	195	(234)
Proceeds from the exercise of options for common shares	2	7
Repurchases of common shares	(100)	—
Dividends paid to common and preference shareholders	(159)	(158)
Other, net	(17)	(8)
Cash provided by (used for) financing activities	726	745
Effect of exchange rate changes on cash and cash equivalents and restricted cash	5	8
Net increase (decrease) in cash and cash equivalents and restricted cash	(43)	(145)
Cash and cash equivalents and restricted cash - beginning of period	322	393
Cash and cash equivalents and restricted cash - end of period	$279	$248

18

➢	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Adjusted Total Segment EBIT

Bunge uses segment earnings before interest and tax (“Segment EBIT”) to evaluate the operating performance of its individual segments. Segment EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Core Segment EBIT, Non-Core Segment EBIT and Total Segment EBIT to evaluate the operating performance of Bunge’s Core reportable segments, Non-Core reportable segments and Total reportable segments together with our corporate and other activities, respectively. Core Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Edible Oil Products, Milling Products, and Fertilizer segments. Non-Core Segment EBIT is the earnings before interest and taxes of Bunge’s Sugar & Bioenergy segment. Total Segment EBIT is the aggregate of the earnings before interest and taxes of Bunge’s Core and Non-Core reportable segments, together with its corporate and other activities.

Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, and Adjusted Total Segment EBIT, are calculated by excluding certain gains and (charges), as described above in “Additional Financial Information”, from Core Segment EBIT, Non-Core Segment EBIT and Total Segment EBIT.

Total Segment EBIT and Adjusted Total Segment EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) available for common shareholders

Adjusted Net Income (loss) excludes certain gains and (charges) and is a non-GAAP financial measure. This measure is not a measure of net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative Net Income (loss) attributable to Bunge, Net Income (loss) or any other measure of consolidated operating results under U.S. GAAP.  Adjusted Net income (loss) is a useful measure of the Company’s profitability.

19

Below is a reconciliation of Net income attributable to Bunge to Total Segment EBIT and Adjusted Total Segment EBIT:

	Quarter Ended June 30,		Six Months Ended June 30,
(US$ in millions)	2020	2019	2020	2019
Net income (loss) attributable to Bunge	$516	$214	$332	$259
Interest income	(6)	(7)	(13)	(14)
Interest expense	62	88	139	163
Income tax expense (benefit)	168	60	113	98
Noncontrolling interest share of interest and tax	(2)	(1)	(3)	(1)
Total Segment EBIT	$738	$354	$568	$505

Agribusiness EBIT	$843	$209	$716	$350
Edible Oil Products EBIT	51	43	97	$102
Milling EBIT	30	25	48	$47
Fertilizer EBIT	19	6	24	$8
Core Segment EBIT	$943	$283	$885	$507

Corporate and Other EBIT	$(120)	$76	$(182)	$22

Sugar & Bioenergy EBIT	(85)	(5)	(135)	(24)
Non-Core Segment EBIT	$(85)	$(5)	$(135)	$(24)

Total Segment EBIT	$738	$354	$568	$505
Certain (gains) & charges	66	16	71	31
Adjusted Total Segment EBIT	$804	$370	$639	$536

Below is a reconciliation of Net income attributable to Bunge to Adjusted Net income (loss):

	Quarter Ended June 30,		Six Months Ended June 30,
(US$ in millions, except per share data)	2020	2019	2020	2019
Net income (loss) attributable to Bunge	$516	$214	$332	$259
Adjusted for certain (gains) and charges:
Severance, employee benefit, and other costs	—	9	3	14
Impairment charges	—	8	—	14
Sugar restructuring charges	—	1	—	3
Acquisition and integration costs	—	2	—	3
Gain on arbitration settlement	—	(7)	—	(7)
Commercial claim provision	66	—	66	—
Adjusted Net income (loss) attributable to Bunge	$582	$227	$401	$286
Convertible preference shares dividends (a)	—	—	—	(17)
Adjusted Net income (loss) available for common shareholders	$582	$227	$401	$269
Weighted-average common shares outstanding - diluted (a) (3)	150	150	151	142
Adjusted Net income (loss) per common share - diluted	$3.88	$1.52	$2.67	$1.90

(a) Approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the six months ended June 30, 2019. Accordingly, the related convertible preference share dividends were excluded from Adjusted Net income (loss) for the six months ended June 30, 2019.

20

➢	Notes
(1)	See Definition and Reconciliation of Non-GAAP Measures.
(2)	A reconciliation of Net income (loss) attributable to Bunge to Net income (loss) is as follows:
	Six Months Ended June 30,
	2020	2019
Net income (loss) attributable to Bunge	$332	$259
EBIT attributable to noncontrolling interest	—	4
Noncontrolling interest share of interest and tax	(3)	(1)
Net income (loss)	$329	$262

(3)	Approximately 7 million and 6 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the quarters ended June 30, 2020 and 2019, respectively, and approximately 6 million and 5 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the six months ended June 30, 2020 and 2019, respectively.
(4)	Includes readily marketable inventories of $4,807 million and $3,934 million at June 30, 2020 and December 31, 2019, respectively. Of these amounts, $3,841 million and $2,589 million, respectively, can be attributable to merchandising activities.
(5)	The Oilseed business included in our Agribusiness segment consists of; global oilseed processing activities, primarily related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is partially conducted through joint ventures.

The Grains business included in our Agribusiness segment primarily consists of; global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.
(6)	In the reconciliation of Net income (loss) per common share - diluted (“GAAP EPS”) to Adjusted Net income (loss) per common share - diluted (“Adjusted EPS”), the item “Adjustment of redeemable noncontrolling interest” represents the impact on GAAP EPS of a charge to retained earnings associated with an adjustment to the carrying amount of the redeemable noncontrolling interest recorded in respect of our 70% ownership interest in Loders. The carrying amount of redeemable noncontrolling interests is the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions or (ii) the redemption value. Any resulting increases in the redemption value, in excess of the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions, are affected by corresponding charges against retained earnings. Additionally, any such charges to retained earnings will affect Net income (loss) available to Bunge common shareholders as part of Bunge’s calculation of GAAP EPS.

Bunge’s management excludes the “Adjustment of redeemable noncontrolling interest” from its calculation of Adjusted EPS, on the basis that they are independent of the Company’s operations. However, such charges will reverse in the future only to the extent that Loders’ net income levels result in the carrying amount of redeemable noncontrolling interests, calculated as described above, exceeding the redemption value.

21